Exhibit 99.11

Amwell Announces Appointment of Ricky Goldwasser to its Board of Directors

BOSTON — June 17, 2024 — Amwell® (NYSE: AMWL), a leader in hybrid care enablement, today announces the appointment of Ricky Goldwasser to the company's Board of Directors, effective June 13.

“Ricky brings to our board a deep financial background that makes her an invaluable addition as we focus on Amwell’s path to profitability. Ricky’s strong voice coupled with her impressive track record will help guide Amwell as we strive for greater efficiencies, optimized cash flow and profitable growth, while remaining committed to enabling our clients to achieve their goals. We are pleased to welcome Ricky to the team,” said Ido Schoenberg, M.D., CEO and chairman, Amwell.

Ms. Goldwasser has spent her career advising institutional investors and public and private companies across the healthcare services continuum. She spent 15 years at Morgan Stanley where she was a managing director, head of U.S. Healthcare Services & Technology Research and most recently Investment Banking groups, and was co-head of U.S. Healthcare Research at UBS. Throughout her career, she has led many successful initial public offerings, including Amwell’s, and has been recognized by Institutional Investor magazine as a top-ranked research analyst for 18 consecutive years.

"I am excited to join Amwell's board at such an important time for the company," said Ms. Goldwasser. "Given the pressures facing healthcare today and the need to address these challenges with digital transformation, I look forward to contributing my experience and insights to support Amwell’s mission of connecting and empowering providers, insurers, and innovators to deliver more accessible, affordable, high-quality care."

Ms. Goldwasser will take the place of departing board member Deval Patrick, who has served on the Amwell board since 2015.

“As a long-time board member, Governor Patrick played a pivotal role in Amwell’s efforts to drive acceptance for telehealth globally, through the company’s IPO in 2020, and to today’s mission to enable the delivery of hybrid care for our clients,” said Schoenberg. “I want to thank Governor Patrick for his valuable contributions and strong leadership throughout his tenure on the Board.”

About Amwell

Amwell is a leading hybrid care, delivery enablement platform in the United States and globally, connecting and enabling providers, payers, patients, and innovators to deliver greater access to more affordable, higher quality care. Amwell believes that hybrid care delivery will transform healthcare. We offer a single, comprehensive platform to support all digital health needs from urgent to acute and post-acute care, as well as chronic care management and healthy living. With nearly two decades of experience, Amwell powers the digital care of more than 50 health plans, which collectively represent more than 100 million covered lives, and many of the nation’s largest health systems. For more information, please visit https://business.amwell.com/.

©2024 American Well Corporation. All rights reserved. Amwell®, SilverCloud®, ConvergeTM, CarepointTM and the Amwell Logo are registered trademarks or trademarks of American Well Corporation.

Media:

Angela Vogen

Press@amwell.com

Investor:

Sue Dooley

Sue.Dooley@amwell.com

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